EXHIBIT 10.50
111 Robert-Bourassa Blvd., Suite 5000
Montreal, Quebec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com
January 15, 2021

Sylvain A. Girard

Subject: Terms and Conditions of Employment between Sylvain A. Girard and Resolute Forest Products Inc.

Dear Sylvain,

I am pleased to confirm our offer of employment regarding the position of Special Advisor reporting directly to me. This position is based in Montreal and requires you to reside in the Montreal area. The terms and conditions of this offer are described below.

Effective Date
Your appointment to the position of Special Advisor will be effective on February 15, 2021. Effective
March 2, 2021, or such other earlier date as agreed with the Company, you will be appointed to the position of Senior Vice President and Chief Financial Officer, reporting to Resolute’s president and chief executive officer. No terms of the enclosed offer will be modified once you are appointed to the position of Senior Vice President and Chief Financial Officer.

Annual Base Salary
As of the effective date, your base salary will be at an annual rate of $500,000, less applicable deductions and payable semi-monthly by direct deposit. Your base salary will be subject to the Company’s currency policy for executive pay. For 2021, 63.5% of your base salary will be denominated in Canadian dollars and 36.5% will be denominated in US dollars.

Position Classification
The positions of Special Advisor and Senior Vice President and Chief Financial Officer are classified Grade 46 of our Job/Salary Structure.

Short Term Incentive Plan
As of the effective date, you will be eligible to participate to the short term incentive plan adopted by the Company from time to time.

For 2021, the target incentive for your salary grade will be 100 % of your annual base salary, subject to the currency policy of the Company.

The Company has not yet adopted a short term incentive plan for 2021, but I invite you to consult the 2020 Short Term Incentive Plan enclosed as an indication. Please note that 100% of the total payout to the Executive Team members cannot exceed 5% of Resolute Forest Products' generated free cash flow in the relevant performance year.

Long Term Incentive Plan
As of the effective date, you will be eligible to participate to the Company’s Long Term Incentive Plan applicable to key personnel. Grants are generally approved in November. For 2021, you will be eligible to an annual grant equivalent to 125% of your annual base salary, subject to the currency policy of the Company.

Under our Stock Ownership Guidelines, you will be required to hold the equivalent of 2.5 times your annual salary in shares or Restricted Stock Units (“RSUs”) of the Company. Please refer to the attached document.

Parking
As of the effective date, you will be eligible to a monthly parking paid by the Company. The fee for the parking is a taxable benefit.

Health and Insurance Benefits
As of the effective date, you will be eligible to participate in the Company’s Health and Insurance Benefits program applicable to permanent employees of the Company. Please refer to the enclosed documentation.

Please note that you must be eligible and registered with the provincial health insurance plan to be eligible for the Company’s Health and Insurance Benefits program.

Retirement Plan
As of the effective date, you will be eligible to participate in the Company’s Defined Contribution Pension Plan applicable to employees of the Company and to the DC Make-Up program applicable to key personnel. Please refer to the enclosed documentations.

Vacation and Holidays
As of the effective date, you will be entitled to 3 floating holidays and 5 weeks of annual paid vacation, to be taken at times mutually convenient to the Company and yourself in accordance with the vacation policy. Vacation is earned progressively and must be used during the calendar year.

If your employment is terminated for any reason other than involuntary termination without cause (i.e. because you resigned, you are dismissed or you retire), the Company will require reimbursement of any portion of vacation taken in advance, that is to say before it is acquired under the policy in effect. By accepting this offer, you authorize the Company to recover overpayments in the form of vacation taken in advance by making a deduction from your earnings.

Annual Medical Examination
You and your spouse will be eligible to an annual medical examination with Medisys Health Group Inc. This is considered a taxable benefit.

As a member of the Executive Team, you will benefit from MedisysOne, a 24-hour On Demand Healthcare service that combines comprehensive annual health assessment, round-the-clock support and personalized, proactive healthcare management.

Annual Lump Sum
For 2021, you will be eligible to an annual lump sum of $12,000, which can be used for various expenses such as preparing your taxes, club memberships, etc. This lump sum is a taxable benefit and is paid annually in April.

Severance Policy
As of the effective date, you will be subject to the Severance Policy for executive employees, unless you resign or we terminate your employment for cause.

Indemnification
As of the effective date, you will benefit from an indemnification contract in the form attached hereto and be covered by the indemnification policy for the executive officers and chief accounting officer of Resolute Forest Products Inc. in effect from time to time.

Others
By accepting this offer, you authorize the Company to recover any overpayment from the Company by making a deduction from your regular pay, your vacation pay or any other amount that is owed to you. An overpayment is an amount to which you are not entitled under this employment contract, the policies of the Company or employment laws.

If you have any questions about this offer, please contact Daniel Ouellet, Senior Vice President, Human Resources at 514 914-8941. We look forward to your formal acceptance of this offer and ask that you sign and return a copy to confirm your acceptance by January 19, 2021.

Sincerely,

/s/ Rémi G. Lalonde

Rémi Lalonde
Senior Vice President and Chief Financial Officer

I have read the herein letter and hereby accept these terms and conditions.
I have read the herein letter and hereby refuse these terms and conditions.

/s/ Sylvain A. Girard
_____________________________________    __________January 16, 2021_______
Sylvain A. Girard        Date